EXHIBIT 4.2
Description of the Registrant’s Securities
Registered Pursuant to Section 12 of the
Securities Exchange Act of 1934, as Amended

Description of Capital Stock
The following is a brief summary of the terms of the capital stock of Air T, Inc. (the “Company,” “we,” “our,” or “us”) which is based upon the Company’s Restated Certificate of Incorporation dated October 30, 2001 (the “Certificate of Incorporation”) and Amended and Restated By-laws dated November 21, 2012 (the “Bylaws”). Our Common Stock (as defined below) is registered under Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The summary is not complete and is qualified by reference to our Certificate of Incorporation and our Bylaws, which are filed as exhibits to this Form 10-K and are incorporated by reference herein. We encourage you to read our Certificate of Incorporation, our Bylaws and the applicable provisions of the Delaware General Corporation Law (the “DGCL”) for additional information.
As of June 1, 2020, our capital stock consists of the following:
•4,000,000 authorized shares of common stock, par value $0.25 (the “Common Stock”).
•50,000 authorized shares of preferred stock, par value $1.00 (the “Preferred Stock”). The Preferred Stock is not registered under Section 12 of the Exchange Act.
•1,000,000 authorized shares of Alpha Income Trust Preferred Securities, par value $25.00 (the “AIPs”).1
•8,400,000 warrants (the “Warrants”) to purchase the AIPs.2
Currently, the Common Stock is publicly listed and traded on the NASDAQ Stock Market (the “NASDAQ”) under the symbol “AIRT.” And the AIPs and Warrants are publicly listed and traded on the NASDAQ under the symbols “AIRTP” and “AIRTW,” respectively.
Common Stock
The number of authorized shares of Common Stock may be increased or decreased by the vote of a majority of the holders of the voting power of that class of capital stock who are entitled to vote generally in the election of directors, in accordance with Section 242(b)(2) of the DGCL or any equivalent provision enacted.
Voting Rights. The holders of Common Stock are entitled to one vote per share, and each stockholder shall at every meeting of the stockholder be entitled to vote such number of share then held by such stockholder in person or by proxy, but no proxy shall be voted on after three years from its date, unless the proxy provides for a longer period. Holders of all classes of capital stock of the Company are entitled to vote together as a single class on all matters presented to the stockholders for their vote or approval, except for the election and the removal of directors as discussed below, or otherwise as required by applicable law.
Dividends. Dividends upon the capital stock of the Company, if any, may be declared by the Board at any regular or special meeting, pursuant to the DGCL. Dividends may be paid in cash, in property, or in shares of the capital stock, subject to the discretion of the Board. As of the date hereof, the Company has not paid a dividend since 2014.
Holders of Common Stock are entitled to receive dividends at the same rate whenever dividends are declared by the Board out of assets legally available for their payment, after payment of any dividends required to be paid on shares of Preferred Stock outstanding, as set forth in the Certificate of Incorporation.
Before payment of any dividend, there may be set aside out of any funds of the Company available for dividends such sum or sums as the directors from time to time, in their absolute discretion, think proper as a reserve or reserves to meet contingencies, or for equalizing dividends, or for repairing or maintaining any property of the Company, or for such other purpose as the directors shall think conducive to the interest of the Company, and the directors may modify or abolish any such reserve in the manner in which it was created.
Conversion. Common Stock has no conversion rights.
Liquidation. If we liquidate, any assets remaining after (i) payment of our debts and other liabilities (ii) setting aside sufficient amounts for any payment due to any holders of Preferred Stock, will be distributable ratably among the holders of the Common Stock treated as a single class.
The holders of Common Stock are not entitled to preemptive rights.
AIPs and Warrants
        As a result of one-for-ten reverse split (the “Reverse Split”) of the AIPs effective January 14, 2020, each Warrant entitles the holder to purchase one-tenth of one (1/10) AIP for $2.40 per share, at any time, which price represents a 4% discount to the $2.50 face value for 1/10 of an AIP. The Warrants will expire on September 8, 2020, unless redeemed at an earlier date thereto.
Air T Funding exists for the sole purpose of issuing the AIPs and investing the proceeds thereof in 8% Junior Subordinated Debentures (the “Debentures”) to be issued by the Company. The AIPs represent undivided beneficial interests in Air T Funding’s assets, which will consist solely of the Debentures and payments thereunder.
        Distributions. The distributions payable on each AIP will be fixed at a rate per annum of 8% of the liquidation amount of $0.50 per AIP (the “Liquidation Amount”), will be cumulative, will accrue from the date of issuance of the AIPs, and will be payable quarterly in arrears on the

15th day of February, May, August and November of each year, commencing on August 15, 2019 (subject to possible deferral as described in Form 424B1 filed by the Company effective as of June 10, 2019). The amount of each distribution due with respect to the AIPs will include amounts accrued through the date the distribution payment is due. Additionally, from time to time the Board may, in its sole discretion, declare distributions in addition to the distributions equal to the 8.0% per annum Liquidation Amount.
        Redemption.
The AIPs are subject to mandatory redemption at any time on or after June 7, 2024. Upon the repayment or redemption at any time, in whole or in part, of any Debenture, the proceeds from such repayment or redemption shall be applied to redeem a like amount of the AIP as set forth in Form 424B1 filed by the Company effective as of June 10, 2019. If less than all of the Debentures are to be repaid or redeemed, then the proceeds from such repayment or redemption shall be allocated to the redemption of the AIPs pro rata. Additionally, the AIPs may be subject to a mandatory redemption upon certain tax, investment company or capital treatment events, as further described in Form 424B1 filed by the Company effective as of June 10, 2019.
Voting Rights. The holders of the AIPs will generally have no voting rights except for in limited circumstances relating only to the modification of the AIPs, the dissolution, winding-up or termination of Air T Funding. Any required approval of holders of the AIPs may be given at a meeting of holders of AIPs convened for such purpose or pursuant to written consent. The property trustee of Air T Funding will cause a notice of any meeting at which holders of the AIPs are entitled to vote, or of any matter upon which action by written consent of such holders is to be taken, to be given to each holder of record of the AIPs in the manner set forth in the Trust Agreement of Air T Funding.3 No vote or consent of the holders of the AIPs will be required for Air T Funding to redeem and cancel the AIPs in accordance with the Trust Agreement.

Notwithstanding that holders of the AIPs are entitled to vote or consent under any of the circumstances described above, any of the AIPs that are owned by the Company, the trustees of Air T Funding or any affiliate of the Company or any such trustees, shall, for purposes of such vote or consent, be treated as if they were not outstanding.

Exercise of the Warrants. Each Warrant entitles the holder to purchase one-tenth of one (1/10) AIP for $2.40 per share, at any time following the registration of the Warrants pursuant to Form 424B1 filed by the Company effective as of June 10, 2019, and with such price representing a discount to the $2.50 face value for 1/10 of an AIP. The Warrants expired on September 8, 2020, unless redeemed at an earlier date thereto.
Liquidation. The Company will have the right, at any time, to terminate Air T Funding and cause the Debentures to be distributed to the holders of the AIPs thereupon. Such right is subject to the Company having received prior approval of the Federal Reserve if then required under applicable capital guidelines or policies of the Federal Reserve. In addition, Air T Funding shall automatically terminate upon expiration of its term or shall earlier terminate on the first to occur of certain events as set forth in the Trust Agreement.

If an early termination of Air T Funding occurs, Air T Funding shall be liquidated by its trustees as expeditiously as such trustees determine to be possible by distributing, after satisfaction of liabilities to creditors of Air T Funding as provided by applicable law, to the holders of AIPs and Air T Funding common securities (the “Common Securities”) a like amount of the Debentures, unless such distribution is determined by the Property Trustee of Air T Funding not to be practical. In such an event, such AIP and Common Security holders will be entitled to receive out of the assets of Air T Funding available for distribution to holders, after satisfaction of liabilities to creditors of Air T Funding as provided by applicable law, an amount equal to, in the case of holders of AIPs, the aggregate of the Liquidation Amount of [$0.25] per AIP plus accrued and unpaid distributions thereon to the date of payment (such amount being the “Liquidation Distribution”).

If such Liquidation Distribution can be paid only in part because Air T Funding has insufficient assets available to pay in full the aggregate Liquidation Distribution, then the amounts payable directly by Air T Funding on the AIPs shall be paid on a pro rata basis. The holder(s) of the Common Securities will be entitled to receive distributions upon any such liquidation pro rata with the holders of the AIPs, except that if a Debenture Event of Default (as that term is defined in Form 424B1 filed by the Company effective as of June 10, 2019) has occurred and is continuing, the AIPs shall have a priority over the Common Securities.

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1 The AIPs are issued by Air T Funding (“Air T Funding”), a statutory business trust formed under the laws of the State of Delaware
2 The Warrants are issued by Air T Funding, and the AIPs are purchasable upon the exercise of the Warrants issued in connection therewith. Contemporaneously with the filing of Form 424B1 filed by the Company effective as of June 10, 2019, the Company issued 1,600,000 AIPs to the holders of its Common Stock as a dividend. [As a result of the Reverse Split, these holders now collectively hold an aggregate of 160,000 AIPs
3 The term “Trust Agreement” as used herein means the Interim Trust Agreement dated as of September 28, 2018, among the Company, as Depositor, Delaware Trust Company, as Delaware Trustee and the individual Operating Trustees, as superseded and replaced by the Trust Agreement dated as of June 10, 2019, as amended and supplemented from time to time, among the Company, as Depositor, Delaware Trust Company, as Property Trustee, Delaware Trust Company, as Delaware Trustee and the individual Administrative Trustees
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